Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Investor Contact: Carol Cabezas
305-982-2625
ccabezas@rccl.com

Media Contact: Tracy Quan
305-539-6577
tquan@rccl.com

For Immediate Release

ROYAL CARIBBEAN ORDERS FIFTH QUANTUM-CLASS VESSEL

MIAMI, November 3, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced that it has entered into an agreement with Meyer Werft in Germany to order a fifth Quantum-class ship for delivery in the Fall of 2020.

“It is such a pleasure to announce the order of another Quantum-class ship as we are welcoming Anthem of the Seas to North America,” said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd.  “These ships have been received with excitement, and performed exceptionally well, across the globe.  We fully expect that momentum to continue as we add to this innovative class of ships.”

“At Royal Caribbean we are focused on continuously improving efficiency and sustainability, and the fifth Quantum class vessel will be clear evidence of this,” said Michael Bayley, President and CEO, Royal Caribbean International.  “Of equal importance is our ability to consistently surpass guest expectations, and we are harnessing the power of the latest technology to do so on this ship.”

Based upon current ship orders, projected capital expenditures for full year 2015, 2016, 2017, 2018 and 2019 are $1.6 billion, $2.4 billion, $0.5 billion, $2.5 billion and $1.4 billion, respectively.

Capacity increases for 2015, 2016, 2017, 2018 and 2019 are expected to be 5.4%, 6.4%, 3.4%, 3.7% and 6.6%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 44 ships with an additional eleven on order.  They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

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